Exhibit 99.1

POLARIS ACQUISITION CORP. ANNOUNCES SHAREHOLDER APPROVAL AND CLOSING OF MERGER WITH HUGHES TELEMATICS, INC.

                              -Combined Entity to be Known as HUGHES Telematics
                              -Ticker symbol to change to HTC

NEW YORK, NY – April 1, 2009 – Polaris Acquisition Corp. announced that late yesterday afternoon it received shareholder approval and completed its merger with HUGHES Telematics, Inc.  In connection with the merger, Polaris was renamed HUGHES Telematics, Inc.  In addition, the securities which historically traded on the NYSE Amex under the symbol TKP will trade under the symbol HTC.

The other proposals included in Polaris’ definitive proxy statement and put to a vote at the special meeting were also approved. Holders of approximately 70.1% of Polaris’ shares issued in its initial public offering approved the merger, and holders of 29.9% of Polaris’ shares issued in its initial public offering voted against the merger and elected to convert their shares for a pro-rata portion of Polaris’ trust funds.  In addition, as contemplated by the amended merger agreement between the parties, approximately $72 million was spent by Polaris and HUGHES Telematics in share purchases from then Polaris shareholders.

About HUGHES Telematics
HUGHES Telematics (NYSE Amex: HTC) is a leader in implementing the next generation of connected services for the automobile. Centered on a core platform of safety and security offerings, the company develops and manages vehicle- and driver-centric solutions to enhance the driving and ownership experience. Headquartered in Atlanta, Ga., HUGHES Telematics offers a portfolio of consumer, manufacturer, fleet and dealer services provided through two-way connectivity to the vehicle. Networkfleet, Inc., a wholly owned subsidiary of HUGHES Telematics located in San Diego, Ca., offers remote vehicle diagnostics, an integrated GPS tracking and emissions monitoring system for wireless fleet vehicle management.  Additional information about HUGHES Telematics can be found at www.HUGHEStelematics.com.